EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to us under the caption “Experts” in this Registration Statement on Form SB-2 and related Prospectus of Charys Holding Company, Inc. and to the incorporation of our reports dated May 9, 2005 and March 7, 2006 on the financial statements of Complete Tower Sources, Inc. and our reports dated July 29, 2005 and March 7, 2006 on the financial statements of Mitchell Site Acq, Inc. appearing in the Prospectus, which is part of this Registration Statement.

KOLDER, CHAMPAGNE, SLAVEN & COMPANY, LLC
/s/ Kolder, Champagne, Slaven & Company, LLC

Lafayette, Louisiana
April 30, 2007